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                                                                    EXHIBIT 99.1

Contact::  Bruce C. Wheatley                    Ruth Pachman/Jim Fingeroth/
           Commercial Intertech                 Andrea Bergofin
           330-740-8580                         Kekst and Company
                                                212-593-2655




                                               FOR IMMEDIATE RELEASE


           COMMERCIAL INTERTECH URGES SHAREHOLDERS TO WAIT FOR BOARD
                  RECOMMENDATION ON NEW UNITED DOMINION OFFER




Youngstown, Ohio--July 15, 1996--Commercial Intertech Corp. (NYSE:TEC) today urged shareholders not to make any determination whether to accept or reject United Dominion Industries, Ltd.'s revised $30 per share tender offer for all outstanding Commercial Intertech common shares until its Board of Directors publishes a recommendation with respect to the offer.


Commercial Intertech said its Board will promptly review United Dominion's revised offer.

Commercial Intertech is a multi-national manufacturer of Hydraulic Systems, Building Systems and Metal Products, and Fluid Purification. Employing more than 4,000 men and women around the world, the Company has 35 manufacturing facilities in 10 countries.



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